Exhibit 99.1

HERCULES ANNOUNCES AQUALON
JOINT VENTURE IN CHINA

WILMINGTON, DE, SEPTEMBER 30, 2005 . . . Hercules Incorporated (NYSE: HPC) announced today the signing of a joint venture agreement (“agreement”) between Aqualon, a business unit of Hercules, and the leading producers of methylcellulose (MC) in China. The parties expect to close the transaction by the end of the year pending appropriate regulatory approvals.

The joint venture will include the existing MC assets of Luzhou North Chemical Industries Co. Ltd. in Luzhou and the MC assets of Suzhou Tianpu (a joint venture between Luzhou North and Jiangsu Feixiang Chemical Co. Ltd.) in Zhangjiagang, with a total combined existing capacity of 6,000 metric tons.

The new joint venture, named Hercules Tianpu Chemical Co., will also include a new 12,000 metric tons MC facility under construction in Zhangjiagang, scheduled to start operations in the second half of 2006.  The new MC capacity will benefit from Aqualon’s advanced technology, allowing it to supply the exacting requirements of the global markets.

Under this agreement Aqualon will have global marketing rights for the output of Hercules Tianpu Chemical Co.

“The new venture is consistent with our stated goals of expanding our manufacturing base in China and strengthening our Aqualon franchise,” said Craig A. Rogerson, President and Chief Executive Officer of Hercules.

John Televantos, President of Aqualon, added: “The new joint venture will allow Hercules to support the growth of our expanded global customer base with high-quality MC products.  With the new joint venture, Aqualon strengthens its position as a leading global supplier of MC products and cellulose chemistries.”

Mr. Zhou, Chairman of the Board of Luzhou North Chemical, commented: “We are pleased that we are joining forces with the world leader in cellulosics.  This is an excellent evolution for our MC business and we look forward to seeing it benefit from Hercules technology and global marketing expertise.  This venture will be the platform for future cost efficient capacity expansions to meet the growing global needs for MC products.”

About Methylcellulose:

Methylcellulose (MC) and its companion products hydroxypropyl- and hydroxyethyl- cellulose (MHPC and MHEC) are used in a wide variety of industries and applications, including tile cements and renders, joint compounds, gypsum plasters, emulsion paints, resins and catalytic converters.  Specialized food grades and premium grades are used respectively as functional food ingredients and in the pharmaceutical industry as tablet coating and controlled release formulations.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025

Investor Contact:

Stuart L. Fornoff

(302) 594-7151